Exhibit 99.3
Participant Notice
The Futura Banc Corp 401(k) Profit Sharing Plan
October 2, 2007
Dear Plan Participant:
     The enclosed Joint Prospectus/Proxy Statement and Confidential Voting Instructions are being furnished to you in conjunction with the Special Meeting of Shareholders of Futura Banc Corp. (the “Special Meeting”) to be held on November 5, 2007, to act upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 7, 2007, by and between First Citizens Banc Corp and Futura Banc Corp., to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, and to conduct any other business properly brought before the meeting.
     As a participant in the Futura Banc Corp 401(k) Profit Sharing Plan (the “Plan”) as of the September 14, 2007 record date, you are entitled to instruct the Trustee of the Plan, the Trust Department of Champaign National Bank, with respect to the proposal to adopt the Agreement and Plan of Merger. Although only the Trustee can actually vote the shares of Futura stock (“Company Stock”) held in the Plan, you are entitled to instruct the Trustee with respect to the voting upon the proposed merger by completing the Confidential Voting Instructions for Company Stock allocated to your Plan account on the record date.
     Please review the enclosed information carefully and complete the Confidential Voting Instruction form and return it to the Trustee no later than November 1, 2007. If your voting instructions are not timely received, the Trustee will vote the Company Stock allocated to your Plan accounts, as well as other uninstructed Company Stock, at its discretion. If the Voting Instruction Form is received after the close of business on November 1, 2007, the Trustee cannot ensure that your voting instructions will be followed.
     Your instructions to the Trustee are strictly confidential. Under no circumstances will the Trustee or any of its agents disclose to any other party how, or if, you provided your voting instructions. You may, therefore, feel completely free to instruct the Trustee to vote these shares in the manner you think best.
THE TRUST DEPARTMENT, CHAMPAIGN NATIONAL BANK,
TRUSTEE OF THE FUTURA BANC CORP 401(k) PROFIT
SHARING PLAN

CONFIDENTIAL VOTING INSTRUCTIONS
     The undersigned, a Participant in The Futura Banc Corp 401(k) Profit Sharing Plan (“Plan”), hereby instructs the Trustee under the Plan to vote the shares of Futura Banc Corp. stock allocated to his/her Account under the Plan subject to this instruction at the Special Meeting of Shareholders of Futura Banc Corp, scheduled for November 5, 2007, and at any adjournment thereof, in accordance with the instructions on this card, as follows:
     UNLESS OTHERWISE INSTRUCTED ON THIS CARD, THE TRUSTEE WILL, UPON RECEIPT OF A PROPERLY EXECUTED INSTRUCTION CARD, VOTE FOR THE PROPOSAL. See accompanying PARTICIPANT NOTICE for explanation of the confidentiality, timing deadlines and other details concerning this instruction.

1. To adopt the Agreement and Plan of Merger, dated as of June 7, 2007, by and between First Citizens Banc Corp. and Futura Banc Corp, and to approve all transactions contemplated thereby, including the merger of Futura Banc Corp. with and into First Citizens Banc Corp.
           ☐ FOR                     ☐ AGAINST                      ☐ ABSTAIN

Dated , 2007

Printed Name of Participant

(Signature of Participant)
PLEASE MAIL, SIGN, DATE AND RETURN
THE VOTING INSTRUCTIONS PROMPTLY USING
THE ENCLOSED ENVELOPE.